EXHIBIT 4-F
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                         LOAN REPAYMENT AGREEMENT
                         ------------------------

     This Loan Repayment Agreement ("Agreement") is made this 9th day of November, 1995 by and between RIVERFRONT OFFICE PARK JOINT

VENTURE, a Massachusetts general partnership ("Maker"), with a mailing address at c/o Darvel Realty Trust, One Main Street,

Cambridge, Massachusetts 02142 ("ROPJV") and TEACHERS INSURANCE

AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation,

having a mailing address at 730 Third Avenue, New York, New York

10017 ("TIAA").

                         W I T N E S S E T H:
                         -------------------

     WHEREAS, ROPJV is the Maker of Mortgage Note No. 1 dated

August 4, 1983 in the original principal amount of $25,300,000.00

("Note No. 1") with a principal balance on January 1, 1993 of

$24,788,526.00 and on March 1, 1993 of $24,771,715.06, Mortgage

Note No. 2 dated August 4, 1983 in the original principal amount of $1,200,000.00 ("Note No. 2") with a principal balance on

January 1, 1993 of $1,168,436.67 and on March 1, 1993 of

$1,167,387.83, Mortgage Note No. 3 dated December 19, 1984 in the original principal amount of $2,700,000.00 ("Note No. 3") with a principal balance on January 1, 1993 of $2,616,796.40 and on

March 1, 1993 of $2,614,101.49 and Mortgage Note No. 4 dated

August 28, 1990 in the original stated principal amount of

$5,800,000.00 (of which only $5,734,000.00 was advanced) ("Note

No. 4") with a principal balance on January 1, 1993 and on

                                 - 1 -




March 1, 1993 of $5,734,000.00 (hereinafter Note No. 1, Note

No. 2, Note No. 3 and Note No. 4 are collectively called

"Notes"), each payable to the order of TIAA and (a) secured by a

Security Agreement and Mortgage Deed dated August 4, 1983 from

ROPJV to TIAA recorded with the Middlesex County South Registry of Deeds in Book 15156, Page 568 and filed with the Middlesex

South Registry District of the Land Court as Document No. 645106

with Certificate of Title No. 136418 with the Middlesex South

Registry District of the Land Court in Book 812, Page 68 as

supplemented by a First Supplement to Security Agreement and

Mortgage Deed dated December 5, 1984, recorded with the said

Registry of Deeds in Book 15927, Page 403 and filed with the said

Registry District of the Land Court as Document No. 673276 and by

a Second Supplement to Security Agreement and Mortgage Deed dated

August 28, 1990, recorded with said Registry of Deeds in

Book 20736, Page 547 and filed as Document No. 828398 with said

Registry District of the Land Court (hereinafter said Security

Agreement and Mortgage Deed as so supplemented is called

"Mortgage") constituting a first mortgage lien upon certain real property located in the City of Cambridge, Country of Middlesex,

Commonwealth Of Massachusetts as therein more particularly

described (hereinafter called "Mortgaged Premises") and (b) by an

Assignment of Lessor's Interest in lease(s) from ROPHV to TIAA dated August 4, 1983 duly recorded with the said Registry of

Deeds in Book 15156, Page 592 and filed with the said Registry

District of the Land Court as Document No. 645107 (hereinafter called "Assignment"),

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     WHEREAS, ROPJV is unable to perform its financial

obligations under the Notes, Mortgage and Assignment and ROPJV desires to restructure its debt to TIAA so as to increase the total of the presently outstanding principal balances of the

Notes by the amount of accrued and unpaid interest for the year

1993, compounded monthly at the rate of six (6%) per cent per annum which accrued and unpaid interest so compounded in the amount of $1,753,452.24 is reconstituted as principal (the total of the principal balances of the Notes and said reconstituted interest outstanding from time to time and all amounts payable with respect thereto are hereinafter referred to as "Loan"), to modify the maturity date thereof, the interest payable thereunder and certain other terms relating to the repayment of the debt as more fully set forth herein and TIAA is willing to restructure the Loan in accordance with the provisions hereinafter set forth,

     WHEREAS, ROPJV is the tenant under a certain Ground Lease

dated September 23, 1981 with the Trustees of Darvel Realty Trust as Ground Lessor and ROPJV as ground Lessee as amended by

Amendment dated August 4, 1983, and by Amendment No. 2 to Ground

Lease dated as of November 9, 1995 (hereinafter said Ground Lease as so amended is referred to as "Ground Lease") which Ground

Lease is the subject of a certain Subordination and Waiver of

Rent Agreement dated August 4, 1983, recorded with said Registry of Deeds in Book 15157, Page 26 and filed with said Registry

District of the Land Court as document No. 645109 and noted on

Certificate of Title No. 136418, and

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     WHEREAS, ROPJV and TIAA for their mutual benefit are

desirous that the Loan be repaid in accordance with the terms and provisions of this Agreement.

     NOW THEREFORE, in consideration of the Mortgaged Premises

and of TEN ($10.00) DOLLARS and other good and valuable

consideration paid by the parties hereto each to the other, the receipt and sufficiency of which is hereby acknowledged, ROPJV and TIAA for their mutual benefit agree as follows:

     (A)  ROPJV for value received, promises to pay to TIAA or

order, at 730 Third Avenue, New York, New York 10017 or at such other place as the holder of the ROPJV Notes may designate in writing the total amount of THIRTY-FOUR MILLION TWO HUNDRED

EIGHTY-SEVEN THOUSAND TWO HUNDRED FOUR and 38/100

($34,287,204.38) DOLLARS comprised of the total of the presently outstanding principal balance of Note No. 1 in the amount of

$24,771,715.06, the presently outstanding principal balance of

Note No. 2 in the amount of $1,167,387.83, the presently

outstanding principal balance of Note No. 3 in the amount of

$ 2,614,101.49, and the presently outstanding principal balance of

Note No. 4 in the amount of $5,734,000.00.

     (B)  ROPJV, for the value received, promises to pay TIAA or order, at 730 Third Avenue, New York, New York 10017 or such other place as the holder of the ROPJV Notes and this Agreement may, designate in writing the amount of $1,753,452.24 which

represents accrued and unpaid interest for 1993 compounded

monthly at the rate of six (6%) per cent per annum in the amount of $1,753,452.24 is hereby constituted as principal.

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     (C)  ROPJV and TIAA agree that the amount of $36,040,656.62 being a total of the balances of the Notes in the amount of

$34,287,204.38 and the reconstituted interest in the amount of

$1,753,452.24 shall be repaid as a single consolidated amount in accordance with the terms and provisions of this Agreement.  Any references hereinafter made to principal or original principal balance(s) from and after the date of this Agreement shall mean said $36,040,656.62 and any portions thereof remaining

outstanding from time to time and said principal and all amounts payable with respect thereto are sometimes referred to as Loan.

     (D)  ROPJV agrees to pay the Loan in lawful money of the

United States of America with interest thereon in accordance with the terms and provisions of this Agreement and in furtherance thereof ROPJV (herein called "Maker") and TIAA (hereinafter

together with all subsequent holders of the Notes called

"Holder") agree as follows:

     1.  Wherever the term Note hereinafter appears it shall

mean the Notes and this Agreement collectively; wherever the term

Mortgage hereinafter appears, it shall mean the Mortgage as

amended by the Third Supplement To Security Agreement and

Mortgage Deed of even date and delivery herewith by and between

ROPJV and TIAA, duly recorded with the said Registry of Deeds and filed with the said Registry District of the Land Court; wherever the term Assignment hereinafter appears, it shall mean the

Assignment as amended by the First Amendment to Assignment of

Lessor's Interest in Lease(s) of even date and delivery herewith by and between ROPJV and TIAA duly recorded with the said

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Registry of Deeds and filed with the said Registry District of the Land Court; whatever the term Escrow Agreement hereinafter appears, it shall mean the Escrow Agreement of even date and delivery herewith, by and between ROPJV, Keller Company, Inc.,

and TIAA; and wherever the term Loan Documents hereinafter

appears, it shall mean the Note, Mortgage, Assignment, Escrow

Agreement, the First Amendment to Subordination and Waiver of

Rent Agreement between the holder and Darvel Realty Trust of even date and delivery herewith (hereinafter called "Rent Waiver

Agreement"), and any other document delivered to TIAA in

connection with the Loan.  Wherever the term Mortgaged Premises is hereinafter used it shall mean the mortgaged premises

described in the Mortgage.

     2.  The Maker covenants, agrees and confirms that the total of the outstanding principal balances of the Notes on March 1,

1993 was $34,287,204.38 and the reconstituted principal balances of the Note as of January 1, 1994 and on the date hereof is

$36,040,656.62 and all said amounts are owed by the Maker to the

Holder without offset, counterclaim or other defense, that the

Maker is the owner of the leasehold estate and every other part of the Mortgaged Premises, that the Maker shall perform all the terms and covenants of the Maker in the Mortgage, Assignment and

Escrow Agreement and that there are no offsets, counterclaims or other defenses to the obligations of Maker under this Agreement,

the Notes, Mortgage, Assignment, Escrow Agreement or any other of the Loan Documents and that all of the provisions of the Loan

Documents are in full force and effect.

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     3.  Notwithstanding any inconsistent provisions in the

Notes, the payment terms of Note No. 1, Note No. 2, Note No. 3 and

Note No. 4 are amended and restated as hereinafter set forth in this Agreement and the principal of the Loan in the amount of

$36,040,656.62 and interest thereon is to be paid as follows:

     3.1  Commencing on the first day of January, 1994.

Fixed Interest (as defined below) shall accrue on the principal balances outstanding hereunder from time to time and said Fixed

Interest shall be paid by the Maker in arrears on the first day of each month commencing on February 1, 1994 and on the first day of each month thereafter through and including December 1, 2007.

     3.2  The then outstanding principal balance, any

accrued unpaid Fixed Interest, the Minimum Return (as defined below), the Prepayment/Maturity Amount (as defined below) and any other amounts payable under the Note, if not sooner paid, shall be payable on the Maturity Date (as defined below).

     3.3  For purposes hereof, the following definitions

shall apply:

     (a)  APPRAISAL.  "Appraisal" means the written report

of an Appraiser which values the Mortgaged Premises at the amount which a ready and willing buyer would pay to a ready and willing seller (with neither being compelled to buy or sell) under then current market conditions to buy the Mortgaged Premises as if it were free and clear of all liens and debts and, if the Appraisal is submitted in connection with the payment of the Loan on a

Prepayment Date or on the Maturity Date but not otherwise,

benefitted by the agreement that Basic Rent shall not accrue and

                                  -7-




need not be paid under the Ground Lease until November 30, 2026

(except as otherwise provided in the Rent Waiver Agreement) and not subject to any diminution of value as a result or a Spill of

Hazardous Waste or Materials as such terms are defined in the

Mortgage.

     (b)  APPRAISED VALUE.  "Appraised Value" means the fair

market value of the Mortgaged Premises obtained by an Appraisal.

     (c)  APPRAISER.  "Appraiser" means an independent

M.A.I. appraiser licensed and having at least ten (10) years of experience appraising commercial real estate similar to the

Mortgaged Premises in the Boston and Cambridge areas.

     (d)  APPROVED BUDGET.  "Approved Budget" means the

budget for the Mortgaged Premises for a calendar year submitted by the Maker to the Holder ninety (90) days prior to the

commencement of said calendar year and approved by the Holder pursuant to the Mortgage in which Approved Budget the Maker and the Holder agree to the estimated amount of the Cash Flow, Net

Operation Income, Gross Receipts and Operating Expenses of the

Mortgaged Premises for the subject calendar year.  No change in the original Approved Budget for a calendar year made during said calendar year by agreement of the Maker and the Holder shall affect or change the Coverage Interest Rate then payable or the prior agreed estimated Cash Flow amount used to determine the

Coverage Interest Rate then payable.

     (e)  CASH FLOW.  "Cash Flow" means Net Operating Income

less Capital Expenditures, Tenant Improvement Costs, Leasing

                                 - 8 -




Inducement Amounts and Leasing Commission as those terms are defined in the Escrow Agreement.

     (f)  COVERAGE INTEREST RATE.  The "Coverage Interest

Rate" shall be that rate of interest per annum which would be paid by the payment to the Holder in twelve (12) equal monthly installments during each calendar year commencing in 1998 of the amount obtained by dividing the estimated Cash Flow set forth in the original Approved Budget for said calendar year by 1.2,

provided, however, that the Coverage Interest Rate in a calendar year shall not exceed that rate which would cause the Holder to have received on a interest payment date a yield having an

Internal Rate of Return of eighteen and one-half (18-1/2%) per cent per annum, assuming the payment on each interest payment date during said year of the outstanding principal balance of the Loan and taking into consideration all previous payments of Fixed

Interest.

     (g)  DISCOUNTED VALUE.  "Discounted Value" means the

amount of a payment under the Note received after January 1, 1993 discounted at a particular rate from date of actual receipt

thereof by the Holder to January 1, 1993.

     (h)  FIXED INTEREST.  "Fixed Interest" means, prior to

January 1, 1998, the amount of interest computed at the Minimum

Fixed Interest Rate and, after December 31, 1997, the greater of the amount of interest computed at the Minimum Fixed Interest

Rate or the amount of interest computed at the Coverage Interest

Rate.

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     (i)  GROSS RECEIPTS.  "Gross Receipts" means the

aggregate of all the money and the fair-market value of all property and any other rent, issues, income of whatsoever type and nature derived from the Mortgage Premises for a calendar year and shall include all fixed, minimum and guarantee rents, overage rents,

percentage or participation rents, and all rentals and receipts from written or oral leases, licenses and concessions received from the Mortgage Premises including all amounts received

pursuant to escalation provisions contained in any and all

occupancy leases (including all contributions by occupancy

tenants or others for real  estate taxes, property insurance expenses and operating expenses), all rent insurance proceeds and cancellation premiums, and any and all other payments, credits or offsets received in the nature of rent or additional rent,

parking fees, storage income, deposits or prepayments of rent in the nature of security which are forfeited by lessees making such deposits or prepayments, and any and all income and revenue of a nonrental nature but excluding insurance and condemnation

proceeds to the extent used for repair or restoration and applied in accordance with the Mortgage and excluding any construction management fees to the extent paid under any management agreement previously approved in writing by the Holder, and including

interest and other investment income such as paid on the Reserve

Escrow Account and the Working Capital Escrow Account.

     (j)  INTERNAL RATE OF RETURN.  "Internal Rate of

Return" means that the percentage rate which when applied as of any date results in the total of the Discounted Value of all payments

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made under the Note (which are in accordance with the terms of the

Note to be used to determine such rate) discounted monthly at such percentage rate equalling the total of the original

principal balances on January 1, 1993.  For the purposes of the foregoing computation, (i) all advances made pursuant to the Note shall be considered made on January 1, 1993, except that the amount of 1,753,452.24 of the accrued and unpaid interest

compounded monthly at six (6%) per cent per annum reconstituted as principal in accordance with the terms of this Agreement shall be consideration an advance made on January 1, 1994, and (ii) all payments made on account of the Note shall be considered made at such times after January 1, 1993 as such payments were actually received by Holder.

     (k)  MATURITY DATE.  The "Maturity Date: means

December 31, 2007.

     (l)  MINIMUM FIXED INTEREST RATE.  The "Minimum Fixed

Interest Rate" shall be (i) six (6%) per cent per annum during the period from and including January 1, 1994 through and

including December 31, 1997, (ii) seven (7%) per cent per annum during the period from and including January 1, 1998 through and including December 31, 1999, (iii) eight and one-quarter (8 1/4%)

per cent per annum during the period from and including

January 1, 2000 through and including December 31, 2002, and (iv)

nine (9%) per cent per annum during the period from and including

January 1, 2003 through and including December 31, 2007.

     (m)  MINIMUM IRR RATE.  "Minimum IRR Rate" means an

Internal Rate of Return compounded monthly of not less than nine

                                 -11-




(9%) per cent per annum if the Prepayment Date occurs during each of the calendar years 1995 through 1997, ten (10%) per cent per annum if the Prepayment Date occurs during each of the calendar years 1998 through 2002 or ten and one-half (10 1/2%) per cent per annum if the Prepayment Date occurs during each of the calendar years 2003 through 2007 and on the Maturity Date.

     (n)  MINIMUM RETURN.  "Minimum Return" means the amount

which, when paid to the Holder and added to prior payments of principal and Fixed Interest made by the Maker under the Note,

will cause the Holder to have received on a Prepayment Date or the Maturity Date a yield having an Internal Rate of Return equal to the Minimum IRR Rate effective on such Prepayment Date or the

Maturity Date.  The Residual Amount payable on a Prepayment Date or on the Maturity Date shall not be used in calculating the

Minimum Return.

     (o)  NET OPERATING INCOME.  "Net Operating Income"

means Gross Receipts less Operating Expenses.

     (p)  OPERATING EXPENSES.  "Operating Expenses" means

amounts paid by Maker in a calendar year in the ordinary course of the maintenance, operation and use of the Mortgaged Premises in accordance with the amounts set forth in the line item

categories in the Approved Budget, including (i) payroll, fringe benefits and statutory payroll taxes, (ii) charges for

electricity, gas, telephone, water, sewer, garbage, laundry,

extermination, elevator, alarm system for common areas and

security guard services and other utilities required under tenant leases or by statute, (iii) charges for fuel and reasonable

                                 -12-





inventory purchased, (iv) sales, business and real estate taxes and assessments, (v) premiums for insurance, (vi) costs of

replacements (excluding Tenant Improvement Costs and Capital

Expenditures, as defined in the Escrow Agreement), repairs,

maintenance and supplies, (vii) charges for promotion and

advertising, (viii) management fees of up to three and one-half

(3 1/2%) of Gross Receipts from the Mortgaged Premises (inclusive of all off-site overhead charges) plus reimbursement for reasonable and customary direct on-site expenses of the manager, but only to the extent included in the Approved Budget for any fiscal year,

(ix) charges for audited financial statements delivered to Holder pursuant to the Mortgage, (x) reasonable legal fees and expenses incurred in connection with (A) the drafting of new leases and lease amendments, (B) actions to collect rents owing and (C) tax abatement proceedings, and (xi) ground rent to the extent payable in accordance with the provisions of the Rent Waiver Agreement.

The following shall not be deemed to be Operating Expenses:  (1)

payments of principal and interest on any indebtedness, including the Note, (2) refunds to tenants of security deposits, (3)

payment for Capital Expenditures, Tenant Improvements Costs,

Leasing Inducement Amounts and Leasing Commissions as those terms are defined in the Escrow Agreement, unless previously consented to in writing by Holder, (4) depreciation or other non-cash

items, (5) prepaid expenses which are not customarily prepaid in the ordinary course of business, (6) management fees payable in excess of those approved in subparagraph (viii), above, (7)

general overhead expenses in connection with the operation of the

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Mortgaged Premises, (8) costs of Appraisals (except as they relate to bona-fide tax abatement proceedings), (9) any escrow or reserve funds established by Holder in connection with the

Mortgaged Premises (including, without limitation, the Reserve

Escrow Account and the Working Capital Reserve Account, (10)

audit fees described in paragraph 67(c) of the Mortgage, and (11)

ground rent, except to the extent said rent is permitted to be paid under the Rent Waiver Agreement.

     (q)  PREPAYMENT/MATURITY AMOUNT.  "Prepayment/Maturity

Amount" means the sum of the Minimum Return and the Residual

Amount (as defined in paragraph 4.1 hereof).

     (r)  PREPAYMENT DATE.  "Prepayment Date" means the date

of payment of all amounts due hereunder prior to the Maturity

Date, whether by voluntary prepayment or other wise and, in the event of a foreclosure, the Prepayment Date shall be the date of the foreclosure sale, whether the Holder (or a third party)

successfully bids in the Mortgaged Premises at such sale.

     (s)  RESERVE ESCROW ACCOUNT.  "Reserve Escrow Account"

means the separate segregated account for the exclusive use and benefit of Mortgaged Premises established pursuant to the Escrow

Agreement as the Reserve Escrow Account.

     (t)  WORKING CAPITAL RESERVE ACCOUNT.  "Working Capital

Reserve Account" means the separate segregated account for the exclusive use and benefit of the Mortgaged Premises established pursuant to the Escrow Agreement as the Working Capital Reserve

Account.

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     (u)  YIELD ACHIEVEMENT VALUE.  "Yield Achievement

Value" means that the Appraised Value of the Mortgaged Premises is an amount which, assuming prepayment of the Loan, would result in the sums being payable to the Holder on said assumed

Prepayment Date under the Note resulting in a yield to the Holder having at lease an Internal Rate of Return at the Minimum IRR

Rate.

     3.4  All the Net Operating Income remaining after the

payment to the Holder of Fixed Interest computed at the Minimum

Fixed Interest Rate or Coverage Interest Rate, as the case may be, shall be paid by Maker to the Escrow Agent to be held and disbursed by the Escrow Agent pursuant to the terms and

provisions of the Escrow Agreement.

     3.5  Commencing in the calendar year 1997 and

thereafter during the term of the Loan, in the event that the amount in the Reserve Escrow Account exceeds the greater of

$1,500,000.00 or such higher sum which is estimated as needed for the Mortgaged Premises in the Holder's reasonable opinion based on current financial projections (such greater sum being

hereinafter called "Reserve Requirement") the Maker shall pay directly to the Holder all Net Income in excess of

Fixed Interest payments made under the Note which payments shall be applied to reduce the principal balance of the Loan without penalty or premium and which payments to the Holder shall

continue so long as the Reserve Escrow Account amount exceeds the amount of the Reserve Requirement.  Whatever the balance of the

Reserve Escrow Account exceeds the Reserve Requirement, the

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Holder may require any excess over the Reserve Requirement to be paid by the Escrow Agent to the Holder to reduce the principal balance of the Loan (without penalty or premium).

     3.6  If the Maker delivers to the Holder evidence

satisfactory to the Holder in Holder's sole and absolute discretion that the Mortgaged Premises on a particular date have a Yield

Achievement Value on such date, then thereafter the payment by the Maker each month of any Net Operating Income remaining after the payments of the Fixed Interest at the Minimum Fixed Interest Rate

or Coverage Interest Rate, as the case may be, either under

paragraph 3.4 to the Escrow Agent or under paragraph 3.5 to the

Holder directly shall be suspended and such amounts shall be retained by the Maker, but only so long as in Holder's sole

opinion the Mortgaged Premises have a Yield Achievement Value.

     3.7  If the Maker believes the Mortgaged Premises have

a Yield Achievement Value and desires that the payments under paragraph 3.4 and paragraph 3.5 be suspended, the Maker may cause to be delivered to the Holder an Appraisal of the Mortgaged

Premises at any time with a written notice to the holder that it appears to the Maker that the Mortgaged Premises have attained a

Yield Achievement Value and the Maker desires that the monthly payments under paragraph 3.4 and paragraph 3.5 be suspended.

Thereafter so long as the payments under paragraph 3.4 or

paragraph 3.5 are suspended, the Maker shall cause to be

delivered to the Holder on October 1 of each calendar year an

Appraisal of the Mortgaged Premises (except that such Appraisal may be so-called less formal "desk appraisal" in each calendar year except the years 1997, 1999, 2002 and 2007, provided said

"desk appraisal" is in all respects satisfactory to the Holder in

Holder's sole and absolute discretion).  In addition, the Holder may obtain at Maker's expense out of Gross Receipts (with the cost so paid to be added to the Approved Budget) an Appraisal of the Mortgaged Premises whenever the Holder desires to ascertain whether the Mortgaged Premises continue to have a Yield

Achievement Value.

     3.8  In the event that, subsequent to the suspension of

payments, the Mortgaged Premises at any time thereafter no longer have a Yield Achievement Value then payments to the Escrow Agent as described in paragraphs 3.4 and 3.5 shall immediately commence again to be made by the Maker either to the Escrow Agent or to the Holder as the case may be.

     3.9  All amounts of Net Operating Income in excess of

Fixed Interest not paid under the provision of paragraph 3.4 to the Escrow Agent or under paragraph 3.5 to the Holder ("Excess

NOI") shall be used by the Maker for the payment of Operating

Expenses, Shortfalls, Tenant Improvement Costs, Capital

Expenditures, Leasing Commissions or Lease Inducement Amounts all

as defined in the Escrow Agreement before drawing amounts for the payment of such items from the Escrow Accounts as defined in the

Escrow Agreement.  It is the intention of the Maker and the

Holder that the Excess NOI be available for use for the Mortgaged

Premises and the Maker agrees that no distribution (as a

Dividend, return of capital or the like) of Excess NOI shall be made by the Maker.

     4.  The Maker may pay the principal indebtedness in full

only, but not in part together with all unpaid Fixed Interest and the Prepayment/Maturity Amount on any installment due date, upon giving the Holder of the Note one hundred twenty (120) days prior written notice of its intention to so prepay.  In addition to the

Fixed Interest, Maker hereby promises, covenants and agrees to pay to Holder on the Prepayment Date or on the Maturity Date the

Prepayment/Maturity Amount which shall mean an amount equal to the sum of the Minimum Return, if any, and the Residual Amount

(as defined below); provided, however, the amount of the

Prepayment/Maturity Amount which shall exceed that amount which would cause the Holder on the Prepayment Date or on the Maturity

Date to have received a yield at an Internal Rate of Return on the total principal balances of the Notes on January 1, 1993 increased by the amount of $1,753,452.24 advanced as of

January 1, 1994 and thereafter outstanding from time to time in excess of twenty-four (24%) per cent, compounded monthly.

     4.1  RESIDUAL AMOUNT.  For the purposes

hereof, "Residual Amount" shall mean an amount equal to fifty percent (50%) of the sum of (i) the amount by which the sum of the amounts held in the Reserve Escrow Account and the Working

Capital Reserve Account on the Prepayment Date or on the Maturity

Date exceeds any portion thereof used to pay the Minimum Return and (ii) the greater of (A) the sale proceeds from the actual sale of the Mortgaged Premises, after deducting only (and then only to the extent such sums are actually paid to Holder or, in the case of commissions and closing costs, to a non-affiliated third party entitled thereto) the then outstanding principal balance of the Note, the then unpaid Fixed Interest on the Note,

the Minimum Return, if any, and any third-party brokerage

commissions paid by Maker in connection with such sale and other customary closing costs paid by Maker, but only to the extent all such commissions and all such closing costs do not exceed three percent (3%) of such sale proceeds, or (B) the Appraised Value

(less three percent (3%) for a closing cost adjustment and) after deducting only (and then only to the extent such sums are

actually paid to Holder) the then outstanding principal balance of the Note, the then unpaid Fixed Interest on the Note, and the

Minimum Return, if any.  The greater of the amount determined in

(ii) (A) or (ii) (B) of the immediately preceding sentence is hereinafter called "Capital Proceeds".

     4.2  In order to determine the Residual Amount to be

paid to Holder or to determine that no Residual Amount is payable hereunder, the Maker shall forward the following document to the

Holder, either simultaneously with the sending of the notice of intention to prepay prior to one hundred twenty (120) days of the

Prepayment Date is hereinabove provided, or within one hundred twenty (120) days of the Maturity Date, and as a condition

precedent to such notice being deemed to be effective, or within thirty (30) days of acceleration of maturity after default:  (a)

an Appraisal of the Mortgaged Premises prepared by an Appraiser;

(b) if the Mortgaged Premises are being sold to a third party simultaneously with such payment, the contract of sale, real estate brokerage agreement (if deduction for a brokerage commission is being claimed), and a statement of all estimated closing costs, with supporting data, for which deductions are being claimed; and if the sale is not for a one hundred (100%)

per cent interest in the Mortgaged Premises, then the sales price set forth in the contract of sale shall be projected as if 100%

of the Mortgaged Premises were being sold and such projection shall be used for determining the amount due the Holder

hereunder; additionally, the sales price for the purpose of

determining the amount due the Holder hereunder shall include the amount of all cash payments, deferred payments, debts assumed

(other than the debt evidenced by the Note which may not be

assumed) and the value of all assets, securities, interest and other consideration received or receivable in connection with such sale; (c) a current rent roll of the Mortgaged Premises,

supporting leases not previously furnished to the Holder, and a certified statement of income and expenses for the twelve month period immediately preceding the date of such notice setting forth all the information necessary to do an Appraisal of the

Mortgaged Premises; a statement of all other estimated closing costs, with supporting data, for which deductions are

anticipated; and (d) a true and correct statement from the Maker calculating all amounts due the Holder hereunder.  A statement of final closing costs, with supporting data, shall be furnished at the time of payment of the Prepayment/Maturity Amount.

     4.3  The Maker shall promptly furnish the Holder with

all additional information that Holder may reasonably request.

If the Holder does not agree with any of the conclusions, calculations, computations, valuations or other information supplied the Holder, the Holder shall notify the Maker in writing within ninety (90) days of Maker's submissions.  If such

disagreement is over whether or not the sale is a bona fide arms length transaction limited to the Mortgaged Premises and

reflecting full value, or the amount of the Appraised Value of the Mortgaged Premises, the Holder shall furnish the Maker an

Appraisal in conformity to the standards imposed on the Maker with respect to an appraisal.  If the two Appraisals differ by ten (10%) per cent or less the Appraised Value of the Mortgaged

Premises for the purposes of the Note shall be the average

valuation of the two Appraisals.  If the difference is greater than ten (10%) per cent, either party shall have the right to require that a third independent Appraiser, mutually satisfactory to both the Maker or the Holder, be selected to appraise the

Mortgaged Premises.  Such third Appraiser shall render his report within thirty (30) days of appointment, which report must not set a valuation lower than the lowest valuation of the Appraisals previously submitted nor higher than the highest valuation of the appraisals previously submitted.  The valuations set forth in all three Appraisals shall be aggregated and the Appraised Value of the Mortgaged Premises shall be deemed to be the average of all such appraisals.  Each party shall pay its own Appraiser, and the parties shall each pay one-half of the cost of any third

Appraiser.  If the Maker does not in the time required supply an

Appraisal from an Appraiser meeting the qualifications in item

(a) of the immediate preceding paragraph, then the Holder may obtain such an Appraisal and the Maker agrees than any such

Appraisal obtained by and satisfactory to the Holder shall be the

Appraisal used in determining the amounts due the Holder

hereunder.  If the privilege to prepay is not exercised, the then outstanding principal balance together with any unpaid Fixed

Interest accrued thereon and together with the Minimum Return and the Prepayment/Maturity Amount shall be paid on the Maturity

Date.

     4.4  Notwithstanding the foregoing, the Holder may,

after acceleration of payment of the principal balance after default, immediately commence all foreclosure activities and process the same to sale without waiting for the submission of an

Appraisal from the Maker and without obtaining an Appraisal for its own benefit, unless it so chooses.  In such event the Holder shall obtain the Prepayment/Maturity Amount from the proceeds of a foreclosure sale.

     4.5  Notwithstanding anything herein to the contrary,

Holder's Appraised Value shall in all events be used for purposes of calculating the Residual Amount if the Residual Amount is payable as a result of acceleration of maturity after default.

     4.6  In the event that the Capital Proceeds are such

that when determined in accordance with the provisions of the

Note, they are insufficient to fully pay the Minimum Return, all sums in the Reserve Escrow Account and the Working Capital

Reserve Account shall be applied towards payment of the Minimum

Return.

     5.  In addition to the foregoing, if the Maker shall fail

to make any payment of principal or Fixed Interest or the

Prepayment/Maturity Amount, including any Minimum Return,

Prepayment/Maturity Amount and all other payments due on the

Maturity Date, a late charge by way of damages shall be

immediately due and payable.  The Maker recognizes that any

default by the Maker in making the payments when due herein and in the Mortgage securing payment hereof will result in the Holder incurring additional expense in servicing the loan, in loss to

Holder of the use of the money due and in frustration to Holder in meeting its loan commitments.  The maker agrees that, if for any reason the Maker fails to pay the amounts due under the note or under the Mortgage when due, the holder shall be entitled to damages for the detriment caused thereby, but that it is

extremely difficult and impractical to ascertain the extent of such damages.  The Maker therefore agrees that a sum equal to five ($.05) cents for one each ($1.00) dollar of each payment which becomes delinquent is a reasonable estimate of the said damages to the Holder, which sum the Maker agrees to pay on

demand.

     6.  That upon default by the Maker and following the

acceleration of maturity as provided herein, a tender of payment of the amount necessary to satisfy the entire indebtedness

evidenced hereby, made at any time prior to foreclosure sale

(including sale under any power of sale hereunder) by the Maker,

its successors assigns, or by anyone on behalf of the Maker,

its successors or assigns, shall be deemed to be a voluntary prepayment hereunder and such prepayment will therefore include the Prepayment/Maturity Amount required under the payment terms recited above.

     7.  Maker hereby further specifically acknowledges and

agrees that (a) the Prepayment/Maturity Amount is reasonable in amount, (b) the Prepayment/Maturity Amount shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid hereunder or under the Mortgage or any other document evidencing or securing the Loan evidenced hereby, and

(c) the Holder shall be entitled to bid all or a portion of the

Prepayment/Maturity Amount, at any foreclosure sale under the

Mortgage.  Maker hereby acknowledges and agrees that Holder would not lend to Maker the Loan evidenced by the Note without Maker's agreement to pay Holder the Prepayment/Maturity Amount, upon the satisfaction of all or any portion of the principal indebtedness evidenced hereby on a Prepayment Date or on the Maturity Date or following the acceleration of the Maturity Date hereof by reason of a default hereunder, including, without limitation, a default arising from the conveyance of any right, title or interest in the Mortgaged Premises encumbered by the Mortgage in violation of the Mortgage.

     8.  All agreements between the Maker and the Holder hereof are hereby expressly limited so that in no event shall the amount paid or agreed to be paid to the Holder hereof as interest

(whether Fixed Interest, Prepayment/Maturity Amount or otherwise)

hereunder exceed the highest lawful rate now permissible under applicable usury laws. If the Holder of the Note would, but for the operation of this paragraph, ever receive as interest an amount which would exceed the highest lawful rate which Holder could lawfully receive as interest, such amount which would be excessive interest shall be applied to the reduction of the

unpaid principal balance due hereunder and not to the payment of interest; all payments made thereafter shall be appropriately applied to interest and principal to give effect to the highest lawful rate which Holder could lawfully receive as interest and after such application, any excess shall be immediately refunded to the Maker.  This provision shall control every other provision of all agreements between the Maker and the Holder hereof.

     9.  If during the term of the Note the maximum rate of

interest, if any, now permitted by law for this transaction to be lawfully charged should be increased, then for so long as such increase is in effect, the applicable maximum rate permitted to be charged as referred to in the paragraph immediately preceding shall be deemed to be such increased rate.  If such maximum rate of interest, if any, now permitted by law to be lawfully charged for this transaction should be deleted so that there would be no such maximum rate, then for purposes of this Loan, there shall thereafter be no maximum rate limiting the amount that can be charged.

     10.  Notwithstanding any provisions in the Note or in the

Mortgage securing the Note to the contrary, Holder hereof

covenants and agrees with Maker that in the event the Holder shall, at any time, take action to enforce the collection of the indebtedness evidenced by the Note and secured by the Mortgage or otherwise arising hereunder, it shall first proceed to foreclose the Mortgage (including foreclosure pursuant to the exercise of any power of sale in the Mortgage provided) instead of

instituting suit upon the Note and if, as a result of such

foreclosure and the sale of the property described herein, a lesser sum is realized therefrom than the amount then due and owing hereunder, the Holder hereof shall never institute any action, suit, claim or demand in law or in equity against the maker for or on account of such deficiency; provided, however,

that nothing in this paragraph contained will in any way affect or impair the lien of the Mortgage securing the Note or any

liability for any intentional misrepresentation or intentionally erroneous warranty of title made therein by Maker, all of which will remain in full force and inure to the benefit of Holder hereof and to any insurer of title of the real estate encumbered by said Mortgage.  Neither the negative capital account of any partner of Maker nor any obligation of any partner of Maker to restore a negative capital account or to contribute capital to

Maker shall at any time be deemed to be an asset of Maker, and

Holder shall have any right to collect, enforce or proceed

against or with respect to any such negative capital account or obligations; provided, however, that Holder and its successors and assigns shall have the right to collect, enforce, or proceed against or with respect to any such negative capital account or partner's obligation to restore or contribute in order to recover any sums due to Holder in connection with the misapplication of rents under the Assignment.  Notwithstanding the foregoing, no

General Partner of Carlyle Real Estate Limited Partnership-XI, or

any partner thereof, or any officer, director, shareholder,

principal, trustee or advisor of Carlyle Real Estate Limited

Partnership-XI or of any partner thereof or of Darvel Realty

Trust shall have any liability under this Note, the Mortgage, the

Assignment, the Escrow Agreement or any other of the Loan

Documents.

     11.  The name Darvel Realty Trust is the designation of the trustees under a Declaration of Trust dated July 24, 1970, and recorded with the Middlesex South District Registry of Deeds on

July 24, 1970 in Book 11865 at Page 580, as amended.  By

acceptance of the Note, Holder hereby agrees, notwithstanding anything contained in the Note or the Mortgage or any other

document securing the Note to the contrary, in accordance with such Declaration of Trust, to look solely to the property of

Darvel Realty Trust for the enforcement of any claims against

Darvel Realty Trust and that no trustee, officer, agent or

shareholder of Darvel Realty Trust shall be personally liable for obligations of Darvel Realty Trust hereunder and the respective properties of such individuals shall not be subject to claims of

Holder in respect of any liability to Holder of Darvel Realty

Trust hereunder.

     12.  The Maker and endorses hereof and all other who may

become liable for all or any part of the obligation of the Note agree hereby to be jointly and severally bound and jointly and severally waive and renounce any and all homestead and exemption rights and the benefit of all valuation and appraisement privileges as against this debt or any renewal or extension thereof, waive, demand, protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement hereof waive the right to plead any and all statutes of

limitation as a defense to any demand on the Note or under the

Mortgage and expressly consent to any extension of time, release of any party liable for this obligation, release of any of the security of the Note, acceptance of other security therefor, or any other indulgence or forbearance whatsoever.  Any such

extension, release, indulgence or forbearance may be made without in any way affecting the personal liability of any party.

     13.  If default be made in the payment of any installment of principal and/or Fixed Interest or any other sums when due under the Note, which default shall continue for five (5) days without notice, or if a default be made in the performance of any of the other terms, covenants, conditions or warranties contained in the

Note or any of the terms, covenants, conditions or warranties contained in the Mortgage or in the Assignment or in the Escrow

Agreement or in any other Loan Document which continues

uncorrected for fifteen (15) days, unless maker has commenced to cure same within said fifteen (15) day period and thereafter continues to diligently prosecute the cure thereof, then, at the option of the Holder of the Note, the entire principal sum

evidenced hereby and secured by said Mortgage, together with interest accrued thereon and all other sums then outstanding under the Note, including without limitation unpaid Fixed

Interest and Prepayment/Maturity Amount, or the Mortgage, or the Assignment, without notice, shall immediately become due and payable.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

     14.  In the event the Maker fails to pay the entire unpaid principal balance together with all accrued unpaid interest

including accrued Fixed Interest and the Prepayment/Maturity

Amount and other charges, if any, upon the Maturity Date, or upon the earlier acceleration thereof, such outstanding principal balance together with any accrued but unpaid interest including

Fixed Interest and the Prepayment/Maturity Amount and other

charges, if any, shall bear interest commencing on the date of such default and continuing for so long as such default

continues, at the rate of twenty (20%) per cent per annum (the

"Default Rate"), but not to exceed the maximum legal rate

allowable, such interest to be compounded annually.

     15.  If any suit or action is instituted or an attorney is employed to collect the Note or the Loan or any part thereof, the

Maker promises and agrees to pay all costs of collection

including reasonable attorney's fees.

     16.  During the existence of any default or deficiency under the terms of the Note or under the terms of any instrument

executed or to be executed as security for the payment hereof,

the Holder is expressly authorized to apply all payments made on the Note to the payment of such part of any delinquency as it may elect.

     17.  The remedies of the Holder hereof, as provided herein or in the Mortgage or any other instrument securing the Note,

shall be cumulative and concurrent, and may be pursued

singularly, successively or together, at the sole discretion of the Holder hereof, and may be exercised as often as occasion therefor shall arise.  No act of omission or commission of the

Holder, including specifically any failure to exercise any right,

remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by the Holder and then only to the extent specifically recited therein.  A waiver or release with reference to any one event shall not be construed as continuing,

as a bar to, or as a waiver or release of, any subsequent right,

remedy or recourse as to a subsequent event.

     18.  Maker understands that in making this Loan, Holder is relying to a material extent upon the business expertise and net worth of Maker and upon the continuing interest which Maker has in the Mortgaged Premises.  Accordingly, in the event Maker

shall, directly or indirectly, voluntarily or involuntarily, (i)

sell, assign, transfer or dispose of all or any part of its

interest in the Mortgaged Premises, or (ii) further encumber, or suffer to exist, any lien, other than the lien of the Mortgage securing the Note against all or any part of, or any interest in the Mortgaged Premises, or in the event the composition of the

Maker is changed (including without limitation, the transfer of any beneficial interest in Maker or portion of such interest or the change in control or composition of any beneficiary of Maker except for a transfer of less than five (5%) per cent over the term of the loan of limited partnership interest among limited partners of constituent partners of Maker or a transfer of a limited partnership interest as a consequence of the death of a limited partner) then, the Holder may at any time thereafter, at its option, declare the unpaid principal of the Note and all accrued Fixed Interest and the Prepayment/Maturity Amount thereon immediately due and payable.  The transfer of an ownership

interest except as set forth above in the Maker shall be deemed a sale of the Mortgaged Premises for the purposes of this

paragraph.  Notwithstanding the foregoing, Maker shall have the right to sell, assign, transfer or dispose of the Mortgaged

Premises to a purchaser, assignee or transferee who (i) has a net worth in excess $25,000,000.00 and (ii) in the reasonable

determination of Holder, has a favorable reputation and is

experienced in the operation, management and ownership of real estate similar to the mortgaged Premises.

     Notwithstanding anything in this paragraph 18 to the

contrary, limited partnership interests in Carlyle Real Estate

Limited Partnership-XI ("Carlyle") which are presently owned by an entity (which may include a corporation, partnership or

trust), that is neither JMB Realty Corporation ("JMB"), nor a JMB

Affiliate (as hereinafter defined), nor directly or indirectly controlled or under common control with JMB or a JMB Affiliate,

may be sold, transferred or assigned without Holder's consent,

and, further, the partnership interest of Carlyle in the Maker held directly or indirectly by JMB or by a JMB Affiliate may be sold, transferred or assigned without Holder's consent to any existing general partner of Riverfront Office Park Associates,

the Massachusetts limited partnership which together with Carlyle are the general partners of the Maker.  A "JMB Affiliate" means

(a) any entity (which may include a corporation, partnership or trust) that is managed or directed on the basis of ownership of economic interest and whose controlling ownership interests are held by (i) JMB, (ii) persons or entities who are shareholders of

JMB ("JMB Shareholders") or (iii) a primary, secondary or

tertiary subsidiary of JMB or JMB Shareholders ("JMB

Subsidiary"); (B) any general or limited partnership having as its managing general partner or partners (i) JMB, (ii) JMB

Shareholders, or (iii) JMB Subsidiary; (c) any real estate

investment trust, foundation, common fund or investor account for which JMB, JMB Shareholders or JMB Subsidiary acts as the

investment manager or advisor; (d) any publicly-traded real

estate investment trust sponsored by, or in which of the time of offering, more than ten (10%) per cent of the shares or units are owned by, JMB, JMB Shareholders or JMB Subsidiary.

     19.  Whenever used, the singular number shall include the

plural, the plural the singular, the word "Mortgagor" shall mean

"Mortgagor and/or any subsequent owner or owners of the Mortgaged

Premises or any part thereof or interest therein," the word

"Mortgagee" shall mean "Mortgagee or any subsequent Holder of the

Mortgage," and the words "Maker" and "Holder" shall include their respective successors and assigns.  The Note is to be construed according to the laws of the Commonwealth of Massachusetts.

     20.  The Maker hereby irrevocably and unconditionally (a)

submits to personal jurisdiction in the Commonwealth of

Massachusetts over any suit, action or proceeding arising out of or relating to the Loan Documents, and (b) waives any and all personal rights under the laws of any state (i) to the right, if any, to trial by jury, (ii) to object to jurisdiction within the

Commonwealth of Massachusetts or venue in any particular forum within the Commonwealth of Massachusetts, and (iii) to the right,

if any, to claim or recover any special, exemplary, punitive or consequential damages or any damages other than actual damages.

The Maker agrees that, in addition to any methods of service of process provided for under applicable law, all services or process in any such suit, action or proceeding may be made by certified or registered mail, return receipt requested, directed to the

Maker at the address set forth above, and service so made shall be complete five (5) days after the same shall be so mailed.

Nothing contained herein, however, shall prevent the Holder from bringing any suit, action or proceeding or exercising any rights against any security and against Maker, and against any property of Maker, in any other state.  Initiating such suit, action or proceeding or taking such action in any state shall in no event constitute a waiver of the agreement contained herein that the laws of the Commonwealth of Massachusetts shall govern the rights and obligations of the Maker and the Holder hereunder or the submission herein made by the Maker to personal jurisdiction within the Commonwealth of Massachusetts.

     EXECUTED as a sealed instrument as of the day and year first above written.

WITNESS:                      RIVERFRONT OFFICE PARK JOINT
                              VENTURE, a Massachusetts general
                              partnership

                              By:  RIVERFRONT OFFICE PARK
                                   ASSOCIATES, a Massachusetts
                                   limited partnership and a
                                   general partner of Riverfront
                                   Office Park Joint Venture

                                   By:  Darvel Realty Trust, a
                                        Massachusetts Business
                                        Trust and General Partner
                                        Of Riverfront Office Park
                                        Associates



                                        By:
                                             Michael P. Sullivan,
                                             Vice President and a
                                             Trustee of Darvel Realty
                                             Trust

                                        By:  Macomber-Riverfront
                                             Associates, a
                                             Massachusetts limited
                                             partnership and General
                                             Partner of Riverfront
                                             Office Park Associates



                                        By
                                        Byron Gilchrest,
                                        Managing General Partner

                                        By:  Cod-Riverfront
                                             Associates, a
                                             Massachusetts partnership
                                             and General Partner of
                                             Riverfront Office Park
                                             Associates



                                        By
                                        Lawrence A. Bianchi,
                                        General Partner

                                             and

                              By:  CARLYLE REAL ESTATE LIMITED
                                   PARTNERSHIP-XI, an Illinois
                                   limited partnership and a
                                   general partner of Riverfront
                                   Office Park Joint Venture

                                   By:  JMB Realty Corporation, a
                                        Delaware Corporation,
                                        Corporate General Partner
                                        of Carlyle Real Estate
                                        Limited Partnership-XI



                                        By
                                        Vice President